Exhibit 16.1

January 19, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Tier Technologies, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K/A report filed January 19, 2005.  We agree with the statements concerning our Firm in such Form 8-K/A, except for paragraphs 9, 10, 11, 12 and 13 in Item 4 for which we have no basis to comment on such issues.

Very truly yours,

/s/ PricewaterhouseCoopers LLP